Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated June 25, 2007, with respect to the balance sheet of Société d’Exploitation des Mines d’Or de Yatela S.A. as of December 31, 2006, and the related statement of income, stockholders’ equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG Inc.
KPMG Inc.
Registered Auditor
Johannesburg, South Africa
August 27, 2009